EXHIBIT 4.2

AMENDMENT NO. 1 to the NFINANSE INC.
2007 OMNIBUS EQUITY COMPENSATION PLAN

The first sentence of Section 4(a) of the nFinanSe Inc. 2007 Omnibus Equity Compensation Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan is 3,300,000 shares, plus a number of shares equal to the number of shares subject to outstanding grants under the 2004 Plan as of the Effective Date.”